UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2017

EXCO RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 001-32743

Texas	74-1492779
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

12377 Merit Drive Suite 1700 Dallas, Texas	75251
(Address of principal executive offices)	(Zip Code)

(214) 368-2084

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

(§230.405	of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 3 – Securities and Trading Markets

Item 3.02	Unregistered Sales of Equity Securities.

On June 20, 2017, EXCO Resources, Inc. (the “Company”) issued a total of 2,745,754 common shares (the “PIK Shares”) as an interest payment under the credit agreement governing its outstanding 1.75 lien term loans. The PIK Shares were issued to make an interest payment due in the amount of $27,594,629.49 based on the PIK share interest rate of 15% per annum under the 1.75 lien term loans. The PIK Share payment was in lieu of a cash interest payment of $22,995,524.57 at an interest rate of 12.5% per annum under the 1.75 lien term loans. The Company intends to use the cash retained by making the PIK Share payment to fund the development of natural gas properties in North Louisiana. The issuance of the PIK Shares was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof, Regulation S and Rule 506 of Regulation D promulgated thereunder, as a transaction not involving any public offering. The Company’s shareholders previously approved the issuance of the PIK Shares for purposes of the rules of the New York Stock Exchange at the Company’s 2017 Annual Meeting of Shareholders held on May 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 22, 2017	By:	/s/ Heather Lamparter
	Name:	Heather Lamparter
	Title:	Vice President, General Counsel and Secretary